UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ADVANCED OXYGEN TECHNOLOGIES, INC.
(Name of Registrant As Specified In Charter)

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	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF ADVANCED OXYGEN TECHNOLOGIES, INC.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Advanced Oxygen Technologies, Inc.
PO Box 189
Randolph, VT 05060

INFORMATION STATEMENT

October __, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Stockholders of Advanced Oxygen Technologies, Inc.

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act ”) and Regulation 14C promulgated thereunder, to the stockholders of Advanced Oxygen Technologies, Inc., a Delaware corporation (the “Company ”), to notify the stockholders that as of August 1, 2014 (the “Record Date”), the holders of shares representing a majority of the voting securities of the Company have given their written consent to the following action approved by the Board of Directors of the Company (the “Board”) on August 1, 2014:

•
At the Board of Director’s discretion, perform a one-for-twenty (1:20) reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), while maintaining or reducing the number of authorized shares of Common Stock and preferred stock at any proportion (which will likely differ from the reverse stock split ratio) the Board of Director’s deems appropriate in its discretion (the “Reverse Stock Split ”).

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. Accordingly, we will not hold a meeting of our stockholders to consider or vote upon the Reverse Stock Split. We will mail this Information Statement to the stockholders on or about October __, 2014. The entire cost of furnishing this Information Statement will be borne by the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

Section 228 of the Delaware General Corporation Law (“DGCL”) provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The Company’s Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail this Information Stockholders to stockholders on or about October __, 2014.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split approved by the Board of Advanced Oxygen Technologies, Inc. (the “Company ,” “we ,” “our ,” or “us ”) and the stockholders who hold a majority of the voting securities of the Company.

As of the Record Date, there were 45,853,585 outstanding shares of our Common Stock, which are the only outstanding voting securities of the Company entitled to vote on the actions to be taken as described herein. Each share of Common Stock is entitled to one vote. There are also 5,000 outstanding shares of Series 2 Convertible Preferred Stock (the “Series 2 Preferred Stock”) which do not have any voting rights for the actions to be taken as described herein. The Series 2 Preferred Stock have voting rights only with respect to certain actions which would (i) alter the rights and privileges of such class or (ii) create any new class of Preferred Stock having rights and preferences in liquidation or in dividends superior to those of the Series 2 Preferred Stock, neither of which is being done by the actions contemplated herein. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 22,926,793 votes, are required to approve the Reverse Stock Split by written consent. On the Record Date, stockholders who hold 31,188,333 shares of Common Stock (having 31,188,333 votes) (and therefore having approximately 68% of the total voting power of all outstanding voting securities) (the “Majority Stockholders”) have given their written consent to approve the Reverse Stock Split thereby satisfying the requirement under Section 228 of the DGCL.

The following table sets forth the names of the Majority Stockholders, the number of shares of Common Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders are entitled and for which written consents were given, and the percentage of the issued and outstanding voting securities of the Company for which written consents were given.

Name of Majority Stockholders	Number of Shares of Common Stock held	Number of Votes held by such Stockholder	Number of Votes for which Written Consents Given	Percentage of the Voting Securities
Anna Serejoe Olsen	333,333	333,333	333,333	0.73%
Baldwin Construction	288,000	288,000	288,000	0.63%
Borkwood Development	1,120,000	1,120,000	1,120,000	2.44%
Coastal Oil	1,140,000	1,140,000	1,140,000	2.49%
Crossland Belize	6,312,500	6,312,500	6,312,500	13.77%
Crossland Ltd	5,937,500	5,937,500	5,937,500	12.95%
Eastern Star	2,712,000	2,712,000	2,712,000	5.91%
Hennistone Ltd	11,760,000	11,760,000	11,760,000	25.65%
Logical Management	1,120,000	1,120,000	1,120,000	2.44%
Robert Wolfe	90,000	90,000	90,000	0.20%
Triton International	375,000	375,000	375,000	0.82%

Total	31,188,333	31,188,333	31,188,333	68%

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective upon the filing of the Certificate of Amendment to the Company’s Certificate of Incorporation (the “Amendment ”) with the State of Delaware and approval by FINRA. We intend to file the Amendment with the State of Delaware promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the stockholders. Pursuant to Rule 14c-2 under the Exchange Act, the Reverse Stock Split may not become effective until a date that is at least twenty (20) days after the date on which this Information Statement has been mailed to stockholders.

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of 1 post-split share for 20 pre-split shares (1:20) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect such Reverse Stock Split. As part of the Reverse Stock Split, the Board will have the discretion to maintain or reduce the Company’s authorized Common Stock in any proportion it deems appropriate. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Upon effectiveness of the 1:20 Reverse Stock Split, (i) the number of shares of Common Stock outstanding immediately prior thereto will be reduced from 45,853,585 shares (assuming this number of shares, outstanding as of the Record Date, are outstanding immediately prior thereto) to approximately 2,292,680 outstanding shares of Common Stock, and (ii) except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Board will have the discretion to maintain or reduce its authorized Common Stock and preferred stock, par value $0.01 per share (the Preferred Stock”) in any proportion it deems appropriate as part of the Reverse Stock Split, and that proportion may differ from the reverse stock split ratio. The Company presently is authorized to issue 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. If the Board decides to not decrease the authorized Common Stock, or decrease the authorized Common Stock at a ratio less than the reverse stock split ratio, the Reverse Stock Split would have the result of proportionately increasing the number of authorized but unissued shares of Common Stock compared to pre-Reverse Stock Split. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of anti-takeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

Any additional Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes. The Company has no other plans for the use of any additional shares of Common Stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding Common Stock, assuming that (i) there are 45,853,585 shares of Common Stock outstanding immediately prior to the Reverse Stock Split, (ii) that the Board executes a reverse stock split ratio of 1:20, and (iii) that the Board does not reduce the authorized Common Stock or reduces the authorized Common Stock by a factor of 10, 20, or 30.

Reverse Stock Split Ratio	Type of Stock		Reduction in Authorized Stock

			No Reduction	1:10	1:20	1:30

No Split	Common Stock	Authorized	90,000,000	-	-	-
	Common Stock	Outstanding	45,853,585	-	-	-
1:20	Common Stock	Authorized	90,000,000	9,000,000	4,500,000	3,000,000
1:20	Common Stock	Outstanding	2,292,680	2,292,680	2,292,680	2,292,680

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

There can be no assurance that the Reverse Stock Split will increase the market price of our Common Stock or that any increase will be proportional to the reverse-split ratio. Accordingly, the total market capitalization of our Common Stock immediately after the Reverse Stock Split or at any time thereafter could be lower than the total market capitalization before the Reverse Stock Split.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock. However, the Reverse Stock Split will affect all of the Company’s common shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described below. The number of shareholders of record will also not be affected by the Reverse Stock Split.

Exchange of Certificate and Elimination of Fractional Share Interests

Upon the effectiveness of the Reverse Stock Split, each twenty (20) shares of our Common Stock will automatically be changed into one share of Common Stock. Holders of our Common Stock will not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock. Therefore, it is not necessary for you to send us your stock certificates. If, however, a stockholder wishes to exchange such stockholder’s certificates, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

The Company’s transfer agent is: Jersey Stock Transfer LLC, 201 Bloomfield Avenue, Verona, New Jersey 07044, Telephone (973) 239-2712, Fax (973) 239-2361.

The Company will not issue any fractional share interests as a result of the Reverse Stock Split. Instead, all fractional shares will be rounded up, so that a holder of pre-split shares will receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process will increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the Reverse Stock Split.

Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Stock Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Stock Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss. The aggregate tax basis of the shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the Reverse Stock Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Stock Split. The Company’s views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state, local and foreign tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending on the jurisdiction in which such stockholder resides.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of the Record Date, there were a total of 45,853,585 outstanding shares of Common Stock. Each share of Common Stock has one vote.

The column titled “Percentage Owned” shows the percentage of voting stock beneficially owned by each listed party. The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below:

		Common Stock
Name and Beneficial Owner	Address	Number of Shares Owned (1)	Percentage Owned (1)

Crossland Belize	60 Market Square, Belize City Belize	6,312,500	13.77%
Crossland Ltd	104B Saffrey Square, Nassau Bahamas	5,937,500	12.95%
Eastern Star	Bay Street, Nassau Bahamas	2,712,000	5.91%
Hennistone Ltd	2 Eastglad Northwood Middlesex, HA6 3LD UK	11,760,000	25.65%
Total Beneficial Owners		26,722,000	58.28%

Officers and Directors
Robert Wolfe, Chairman, CEO, CFO	Randolph, VT	90,000	0.20%
Lawrence Donofrio, Director	San Diego, CA	-	0.00%
Total Officers and Directors		90,000	0.20%
______________
(1)
Applicable percentage of ownership is based on 45,853,585 outstanding shares of our Common Stock as of the Record Date. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of the Record Date are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

INTERESTS OF CERTAIN PERSONS IN THE ACTION

Certain of the Company’s officers and directors have an interest in this action to be taken as contemplated herein as a result of their ownership of shares of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. However, we do not believe that our officers or directors have interests in such action that are different from or greater than those of any other of our stockholders.

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions described in this Information Statement.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because the Company files documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2013

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2013, December 31, 2013 and March 31, 2014

You may request a copy of these filings, at no cost, by writing Advanced Oxygen Technologies, Inc., at PO Box 189, Randolph, VT 05060, or telephoning the Company at (212) 727-7085. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. We undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered.

If multiple stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send your request to: Advanced Oxygen Technologies, Inc., PO Box 189, Randolph, VT 05060 or call us at (212) 727-7085. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, you may send your request to the above mailing address or call the above phone number.

This Information Statement is provided to the stockholders of the Company only for information purposes in connection with the actions to be taken as described herein, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Robert E. Wolfe
Chief Executive Officer

Dated: October __, 2014